SIMS COMMUNICATIONS,

                       INC. 6,080,000 Shares

                         Common

                     Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS". THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
         This Prospectus relates to 6,080,000 shares (the "Shares") of common stock (the "Common Stock") of SIMS Communications, Inc. (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. This Prospectus also relates to 80,000 shares of the Company's Common Stock which may be issued upon the exercise of options granted by the terms of employment contracts between the Company and certain officers of the Company. Persons who receive Shares pursuant to the Plans (or the employment contract options) and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".
         The Company has an Incentive Stock Option Plan, a Non Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.
         The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".
         The date of this Prospectus is November 25, 1996.

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
                       AVAILABLE INFORMATION
      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (26 Federal Plaza, New York, New York 10278), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.
                DOCUMENTS INCORPORATED BY REFERENCE
         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:
                           SIMS Communications,
                       Inc. 3333 S. Congress
                        Ave.,
                          Suite 40l Delray Beach,
                          FL
                            33445
                                 (407) 265-3701
                       Attention:  Secretary
         The following documents filed with the Commission by the Company (Commission File No. 0-25474) are hereby incorporated by reference into this Prospectus:
         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996; and
         (2) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarter ended September 30, 1996.
       All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be

modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this

Prospectus.

                          TABLE OF CONTENTS

PAGE THE COMPANY

 ....................................................... 5

RISK FACTORS

 ...................................................... 8 DILUTION

 ..........................................................   14

USE OF PROCEEDS

 ................................................... 14 SELLING

SHAREHOLDERS .............................................. 15

PLAN OF DISTRIBUTION
 .............................................. 17 DESCRIPTION OF
COMMON STOCK

 .......................................

18

GENERAL .........................................................
                               .. 18 THE COMPANY
         SIMS Communications, Inc. (the "Company") has designed and markets for its own account and franchisees a computerized system which provides unattended daily rental of cellular telephones through a stand alone dispensing station. The Company's system, known as an Automated Communications Distribution Center ("ACDC"), was designed to serve the needs of traveling sales people, convention and seminar participants, and anyone else who is temporarily away from normal communications facilities and needs to maintain contact with an office or home while traveling.
         The Company's first ACDC units became operational in September l993. Prior to 1996 the Company operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised locations. In August 1995, the Company had 50 ACDC units in operation and the Company's franchisees (13 in total) had 28 ACDC's in operation. These ACDC units were located in 30 states and in Puerto Rico.
         Since installing its first ACDC unit, the Company found that certain locations generate more rentals than others. Accordingly, the Company and the Company's franchisees moved a number of ACDC units from their original locations to locations which are capable of generating greater revenues. At the present time, ACDC units located at car rental agencies provide the highest revenues.
         During 1995 the Company discontinued the sale of new franchises. The Company's decision in this regard was based in part on the Company's desire to retain more ACDC units for its own use and to decrease the expenses associated with selling franchises and servicing franchisees.
       At September 30, 1996, the Company had 28 ACDC units in operation and the Company's franchisees (6 in total) had 7 ACDC's in operation. These ACDC units were located in 10 states and Puerto Rico. Most of these ACDC units (27) were located at car rental agencies.
   The Company has introduced four new programs to diversify and broaden the Company's product and service mix: cellular telephone activations, sale of pre-paid calling cards, sale of long distance telephone service and rental of cellular telephones using overnight courier service.
       The cellular telephone activation program is offered to members of the Florida, Louisiana and Mississippi AAA Clubs. This program allows a AAA member to receive a free cellular telephone if the member agrees to a one year service contract with a cellular telephone carrier. The Company is paid a commission for each service contract signed by a AAA member. During the year ending June 30, 1996 the Company activated over 2,600 cellular phones. This program generated about 40% of the Company's fourth quarter revenue and operated at a gross profit of $150,000 for the quarter. The AAA Clubs in Florida, Louisiana and Mississippi Clubs have approximately 1.2 million members. The Company anticipates broadening this service to other AAA clubs.
         The Company also offers AAA members pre-paid long distance calling cards and long distance telephone service. The pre-paid long distance calling card program is also offered to Alamo Rent-a-Car customers.
Calling cards are sold to rental car customers over the counter and through an automated calling card dispensing machine. The Company receives a commission for each pre-paid calling card sold.

         With respect to long distance telephone service, the Company acts as an agent for a long distance telephone company.
For each AAA member who switches their long distance service to this telephone company, the Company receives a commission based upon the member's long distance usage.
         The overnight cellular telephone rental program provides for the delivery of cellular telephones anywhere in the United States through Federal Express overnight service. Customers include Florida, Louisiana and Mississippi AAA members, employees of Nike Corporation and ESPN, and Alamo Rent-aCar customers. A person wanting to rent a cellular telephone through this service calls the Company's toll free telephone number to arrange for the short-term rental of a cellular telephone. The Company ships the cellular telephone via Federal Express to the address designated by the customer, together with a Federal Express box addressed to the Company. When the customer no longer needs the cellular telephone, the customer returns the telephone to the Company by means of Federal Express. This program, which started in January 1996, generated approximately $51,000 in revenue during the year ending June 30, 1996. The Company believes that revenues from this program will increase as more potential customers become aware of this service.
      The Company has also modified its method of renting cellular telephones at the Alamo Car Rental locations at the Orlando, Miami and Ft. Lauderdale airports. Due to the demand for cellular telephone rentals at these locations, a Company employee staffs a counter adjacent to the Alamo Rental Car counters. Rather than dispensing cellular telephones through a Company ACDC unit, Company employees, who staff the counters 24 hours a day, handle all cellular telephone rentals for persons wanting to rent cellular telephones at these locations. Rentals from these three Alamo Rental Car locations accounted for approximately 14% of the Company's gross revenues during the three months ending March 31, 1996.
         As an alternative to selling additional franchises the Company plans to enter into joint venture or master licensing arrangements with third parties. It is expected that these arrangements will normally involve the single sale of 10 or more ACDC units for (i) a large location (such as
an airport), (ii) part or all of a foreign country, or (iii) a specific region in the United States. As of September 30, 1996 the Company has sold thirty ACDC units to third parties under a master licensing arrangement.
       The Company uses the term "INSTA FONE" to identify its ACDC machines and services. The Company's "ACDC" trademark and "INSTA FONE" service mark are registered with the United States Patent and Trademark Office.
         The Company was incorporated in Delaware on August 15, 1991. The Company's executive offices are located at 3333 S. Congress Avenue, Suite 401, Delray Beach, Florida 33445. The Company's telephone number is (407) 2653601.
         In June 1995 the shareholders of the Company approved a 2 for 1 forward split of the Company's Common Stock. In February 1996 the shareholders of the Company approved a 1 for 10 reverse split of the Company's Common Stock. Accordingly, all historical share data in this Prospectus has been adjusted to reflect this stock split.
         As of September 30, 1996 the Company had 5,229,907 shares of Common Stock issued and outstanding.
Related Party Transactions
         In December 1995 the Company issued 43,778 shares of its Common Stock to Melvin Leiner, Donald Marks, James Caprio and Darren Marks (175,112 shares in total) as repayment of loans, each in the amount of $90,500, made by such persons to the Company.
     In March 1996 the Company issued 25,000 shares of its Series B Preferred Stock to Melvin Leiner, Donald Marks, James Caprio and Darren Marks (100,000 shares in total) as repayment of loans, each in the amount of $25,000, made by such persons to the Company.
Each
share of Series B Preferred Stock is entitled to a dividend at the rate of $0.15 per share when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends not declared by the Board of Directors do not cumulate. Upon any liquidation or dissolution of the Company, each outstanding share of Series B Preferred Stock is entitled to distribution of $1.00 per share prior to any distribution to the holders of the Company's Common Stock. Each share of Series B Preferred Stock is entitled to one vote per share and is convertible into one share of the Company's Common Stock.
         Effective May 1, 1996, the Company's Board of Directors amended the Company's Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Stock Bonus Plan such that each Plan now authorizes the issuance of 1,500,000 shares of Common Stock pursuant to options or stock bonuses granted pursuant to these Plans. In July 1996 the Company's Board of Directors further amended the Company's Stock Bonus Plan such that the Stock Bonus Plan now authorizes the issuance of up to 3,000,000 shares of Common Stock pursuant to the provisions of the Plan.
         In June 1996 the Company issued shares of its Common Stock to the following officers and directors in repayment of loans made by such persons to the Company: Melvin Leiner: 103,686 shares in repayment of loan of $51,843; Donald Marks: 114,350 shares in repayment of loan of $57,175; James Caprio: 114,464 shares in repayment of loan of $57,232; and Darren Marks: 87,440 shares in repayment of loan of $43,720.
         In May and November 1996 the Company, in accordance with the terms of its Stock Bonus Plan, issued 1,745,000 shares of Common Stock to certain Company officers, employees and consultants. The shares were issued in consideration for past services rendered to the Company. The following officers received shares of the Company's Common Stock in this transaction and such shares are being offered to the public by means of this Prospectus. See "Selling Shareholders".
                                           Shares Issued
                 as Stock Bonus Name             May 1996
                 November
                 1996
                 Mel Leiner                   250,000
--
                James J. Caprio              250,000
--
                Darren Marks                 250,000
--
                 Don Marks                    250,000
--
                Bruce Schames                 75,000
--
                 Other Employees and
                 Consultants as a Group     425,000
245,000

        In 1996 InstaCall Beheer B.V. and Robert Herbold (the "Plaintiffs") filed a lawsuit against the Company alleging that the Company breached its agreement to provide cellular telephones for use by the Plaintiffs in Europe, and as a result, the Plaintiffs suffered damages of approximately $3,800,000. The Company has denied the allegations of the Plaintiffs.

                           RISK FACTORS

         The securities offered hereby represent a speculative investment and involve a high degree of risk. Therefore, prospective investors should read this Prospectus and carefully consider, among others, the following risk factors in addition to the other information set forth in this Prospectus prior to making an investment.
         Offering Proceeds. This Offering is being made by certain Selling Shareholders. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.
         History of Losses. The Company has had a limited operating history and has incurred losses since it was formed in 1991. From the date of its formation through September 30, 1996, the Company incurred net losses of approximately $(10,940,000). During the three months ended September 30, 1996 the Company had losses of $(417,000). The Company expects to continue to incur operating losses until such time, if ever, as it generates substantial revenues directly or from franchisees and earns net income. There can be no assurance that the Company will be able to generate sufficient revenues and become profitable in the future.
       The Company is vulnerable to a variety of business risks generally associated with new companies, any one of which could have a material adverse effect on its business, financial condition and results of operations. Potential investors should be aware of the difficulties encountered by a new enterprise and the other risk factors set forth in this section. The Company's future operating results will also depend on a number of factors, including the demand for its products, the level of competition, government regulation, general economic conditions and other factors beyond the control of the Company. Accordingly, there can be no assurance that the Company will be able to earn a profit from its operations.
         Need for Additional Capital. The Company's continued operations will depend upon the availability of additional funding. Any such delays may have an adverse effect on the Company, causing the Company to curtail its operations and planned expansion. There can be no assurance that the Company will be able to obtain additional funding, if needed, or if available on terms satisfactory to the Company.
         Expansion of Business. The Company has recently introduced several new programs in an effort to diversify and broaden the Company's mix of products and services. However, there can be no assurance that the Company will be able to continue to expand its operations successfully and ultimately on a profitable basis. The successful expansion of the Company's business depends on, among other things, the continued growth of the cellular telephone industry, the Company's ability to compete with much larger companies, its ability to successfully market its product, retain qualified sales and other personnel, successfully manage growth (including monitoring an expanded level of operations and controlling costs) and the availability of additional financing.

         The Company's operations have placed, and are expected to continue to place, significant strain on the Company's management, staff, working capital, and financial control systems. The failure to maintain or upgrade financial control systems, to recruit additional staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's systems and controls or staff will be adequate.
         Competition. The Company competes with numerous companies involved in the rental of cellular telephones. Many of these companies have significantly greater financial, distribution, advertising, marketing, management and personnel resources than the Company. The Company's future success will depend to a significant degree upon its ability to remain competitive in the areas of price, convenience, equipment quality, and marketing, while operating within the constraints imposed by its financial resources. No assurance can be given that other companies with substantially greater resources will not enter this market.
         During the past several years, the number of persons who either own or lease cellular telephones on a long-term basis has increased significantly and, in some markets, there has been a general decline in the cost of using cellular telephones. For persons owning or leasing a cellular telephone on a long-term basis, the cost of operating a cellular telephone includes the cost of the cellular telephone, batteries, charging units and other accessories (in the case of direct ownership), monthly lease payments (in the case of leased equipment), fixed monthly charges, airtime charges for calls made or received within the area serviced by the person's cellular carrier, and higher "roaming" charges for calls made or received outside the area serviced by the person's cellular carrier. Although the cost of operating a cellular telephone will vary depending upon various factors, certain persons who own or lease cellular telephones on a long-term basis may find that the cost of using their cellular telephone, when traveling, is less expensive than renting a cellular telephone from the Company, and may therefore elect to use their own cellular telephone instead of renting a cellular telephone from the Company.

       Risks Involving Franchisees. The Company may be exposed to potential significant liability claims resulting from its franchisees. Other aspects of the franchisor/franchisee relationship, such as termination and nonrenewal, are not expected to have a material impact on the Company's operations. The Company's franchise agreement requires the franchisee to maintain at least $1,000,000 of general liability insurance and such other insurance as is reasonably requested by the Company, with the Company listed as an additional named insured on each policy, which it believes is adequate coverage (until the Company is able to expand its operations at which point the Company will use its best efforts to obtain coverage for claims that may be made against it based upon the acts of its franchisees and will also use its best efforts to obtain an umbrella liability insurance policy, although there can be no assurance that it will be able to obtain such additional insurance coverage). Even if the Company is able to obtain such coverage, there can be no assurance that the Company will not need to increase such coverage or that the present or future levels of coverage will be available at a reasonable cost. A partially insured or an entirely uninsured claim against the Company could have a material adverse effect on the Company.
         Patent, Trade and Service Marks. The Company has been granted a design patent on its ACDC system which will expire in 2010. Since the design patent covers only the external design of the ACDC, most of the other features of the ACDC are not protected by the patent. The Company has also filed two patent applications relating to other aspects of the ACDC. In addition, the Company has a trademark and a service mark for the name ACDC registered with the U.S. Patent and Trademark Office.

         There is no assurance that the Company's pending patent applications will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents, trademarks or service marks might afford the Company. Disputes may arise between the Company and others as to the scope and validity of the Company's patent, trademark and service mark or the patents and trade/service marks held by others. Any defense of the Company's patents, trademark or service mark could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Also, to the extent the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

         Dependence on Third Party Suppliers. The Company relies on software provided by Telemac Cellular for certain features of its real time billing system. At present, the Company does not have any alternative sources for the software used with the ACDC units. Since the Company does not own any proprietary software, if the software license between the Company and Telemac was terminated, the Company, until replacement software could be obtained, would be unable to provide customers with an itemized billing at the time the cellular telephone was returned. Any termination of the agreement between the Company and Telemac (prior to the Company obtaining an alternative billing system) may have an adverse effect on the Company.

         Agreements with Credit Card Companies. The Company's ACDC units are capable of operating on an automatic basis as the result of a nationwide credit card system. By means of telephone lines and computers, this system links credit card companies, issuing banks and credit card processing firms throughout the United States and allows the Company's customers to obtain cellular telephones by merely inserting a credit card into the appropriate space in the ACDC unit. The Company presently has agreements with credit card processors which authorize the use of various major credit cards in the Company's ACDC units. In order for the Company to continue to have the services of these credit card processors available, the Company is required to meet certain conditions as provided in the agreements between the credit card processors and the Company. In the event the Company fails to meet these conditions, the credit card processors may automatically refuse to accept credit cards inserted into the ACDC units by the Company's customers, in which case the Company would be unable to rent cellular telephones through certain of its ACDC units.

         Dependence on Personnel. The success of the Company is dependent upon the personal efforts of its executive officers. The loss of the services of any of the Company's executive officers could have a material adverse effect on the Company. The Company believes that its future success will also depend upon its ability to attract and retain qualified marketing and programming personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel in the future.

         Market for Company's Securities; Volatility of Securities Prices. Prices for the Company's Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for the Company's Common Stock, the Company's financial results, investor perceptions of the Company, various factors affecting the cellular telephone industry, and general economic and other conditions. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility and market prices of many companies, particularly small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.
       No Assurance of Continued NASDAQ Quotation. Although the Company's Common Stock and Warrants are listed on the NASDAQ SmallCap Market, the
National Association of Securities Dealers, Inc. ("NASD") requires, for continued inclusion on the NASDAQ SmallCap Market, that the Company must maintain $2,000,000 in assets, $200,000 market value of the public float, $1,000,000 in net worth and that the bid price of the Company's Common Stock, must be at least $1.00, or in the alternative, that the Company have (i) a net worth of at least $2,000,000 and (ii) that the value of the public float be at least $1,000,000. As the Company does not have any control over the market price of its Common Stock, the Company cannot assure it will be able to comply with the requirements concerning the market value of the Company's publicly traded securities. If the Company's securities were delisted from the NASDAQ SmallCap Market, the Company's securities would trade in the unorganized interdealer over-thecounter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ SmallCap Market. Securities which are not traded on the NASDAQ SmallCap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities.
         If the Company's Common Stock and/or Warrants were delisted from NASDAQ, trades in such securities may then be subject to Rule 15g9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g9, if applicable to sales of the Company's securities, may affect the ability of broker/dealers to sell the Company's securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in the Company's securities.
   The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules, which generally became effective January 1, 1993, require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.
         Control by Principal Shareholders. The Company's officers and directors own approximately 35% of the outstanding shares of the Company's Common Stock. As a result, the Company's officers and directors are in a position to control the Company through their ability (from a practical standpoint) to determine the outcome of elections of the Company's directors, adopt, amend or repeal the Bylaws and take certain other actions requiring the vote or consent of the stockholders of the Company.
         Transactions with Affiliates. The Company has in the past entered into transactions and agreements with the Company's management and certain of their other affiliates. The Company may in the future enter into other transactions and agreements incident to its business with certain of its affiliates. Although the Company intends that the terms of any such future transactions and agreements will be no less favorable than those which could be obtained from unaffiliated third parties, no assurances can be given that this will be the case.
         Dilution. As of September 30, 1996, the Company had a net tangible book value of approximately $0.12 per share. Net tangible book value per share represents the amount of the Company's tangible net worth (i.e., tangible assets less liabilities) divided by the total number of shares outstanding immediately prior to the completion of this offering. Accordingly, investors in this offering will experience an immediate dilution in their investment.
      Lack of Dividends. There can be no assurance that the future operations of the Company will be profitable. At present, the Company intends to use available funds to finance the Company's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid.
         Options. The Company may grant options for the purchase up to 3,000,000 shares of Common Stock pursuant to its two stock option plans. For the term of such options, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such options may exercise them at a time when the Company could obtain additional capital on terms more favorable than those provided by the options which may adversely affect the ability of the Company to obtain additional capital in the future. The exercise of the options and the sale of the underlying shares of Common Stock could adversely affect the market price of the Company's stock.
         Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to l,000,000 shares of Preferred Stock. Although no Preferred Stock has been issued to date, the provisions in the Company's Articles of Incorporation relating to the Preferred Stock would allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management. Thus, in addition to being able to control the vote on all matters before the Shareholders, the Preferred Stock may be deemed to be an anti-takeover device which could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.
         Shares Available for Resale. As of September 30, 1996 there were
5,229,907 shares of the Company's Common Stock issued and outstanding. Of this amount, approximately 3,000,000 shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as defined by Rule 144 of the Act.
       Rule 144 provides, in essence, that shareholders, after holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount equal to the greater of 1% of the Company's then outstanding Common Stock or the average weekly trading volume, if any, of the stock during the four calendar weeks preceding the sale. Nonaffiliates of the Company who hold restricted securities for a period of three years may, under certain prescribed conditions, sell their securities without regard to any of the requirements of the Rule.
       Of the 3,000,000 shares of restricted stock which are presently outstanding, approximately 1,843,000 shares of restricted stock have satisfied the two year holding period required by Rule
144. The remaining shares of restricted stock will become available for resale pursuant to Rule 144 in various amounts each month, with all shares of restricted stock being available for resale by June 1998.
         No prediction can be made as to the effect, if any, that the sale of Common Stock (or the availability of such Common Stock for sale) by the holders of the Company's restricted stock will have on the market price of the Company's securities.
Nevertheless, the possibility of a substantial number of shares of Common Stock being offered for sale in the public market may adversely affect prevailing market prices for the Common Stock and could impair investors' ability to sell the Company's Common Stock or the Company's ability to raise capital through the sale of its equity securities.
         FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PRIVATE OFFERING MEMORANDUM. THE UNITS SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.
                             DILUTION
         As of September 30, 1996, the Company had 5,229,907 shares of its Common Stock outstanding with a net tangible book value (total assets less total liabilities and intangible assets) of approximately $0.12 per share.
         The net tangible book value of a share of the Company's
         Common Stock
is substantially less than the price which investors will pay for the shares offered by this Prospectus. The difference between the public offering price and the net tangible book value of the Company's Common Stock is the dilution attributable to each share of Common Stock.
         "Net tangible book value per share" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets and dividing such amount by the shares of Common Stock then outstanding.
                            USE OF PROCEEDS
      All of the shares offered by this Prospectus are being offered by certain owners of the Company's Common Stock (the Selling Shareholders) and were issued by the Company in connection with the Company's employee stock bonus or stock option plans.
None of the proceeds from this offering will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.
                       SELLING SHAREHOLDERS
         The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. The Company may also issue up to 80,000 shares of its common stock upon the exercise of options granted by the terms of employment contracts between the Company and certain of its officers. Persons who received Shares pursuant to the Plans (or upon the exercise of the employment contract options) and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".
         The Company has adopted two Stock Option Plans as well as a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows.
         Incentive Stock Option Plan.  The Company has an Incentive
         Stock
Option Plans which collectively authorize the issuance of up to 1,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.
         Non-Qualified Stock Option Plan. The Company has a Non Qualified Stock Option Plan which collectively authorize the issuance of up to 1,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capitalraising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.
         Stock Bonus Plan. The Company has a Stock Bonus Plan which allows for the issuance of up to 3,000,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.
         Summary. The following sets forth certain information, as of October 31, 1996, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                                Total    Shares
Remaining
                                Shares   Reserved for  Shares
Options/
                               Reserved  Outstanding Issued as
Shares Name of Plan            Under Plan Options  Stock Bonus
Under
Plan

Incentive Stock Option Plan   1,500,000    90,000     N/A
1,410,000 Non-Qualified Stock Option
  Plan                        1,500,000       -       N/A
1,500,000
Stock Bonus Plan              3,000,000      N/A   1,750,000
1,250,000

TOTAL:

         The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the Plans:
                                         Shares Subject
                                         to Options Which
                                         Shares Have Been Granted
                                         Issued
as
          Name                              To Date (1)
Stock
Bonus
          Melvin Leiner            20,000               250,000
          Donald M. Marks          20,000               250,000
          James J. Caprio          20,000               250,000
          Darren M. Marks          20,000               250,000
          Kenneth J.P. Zubay       10,000               150,000
          Bruce S. Schames                               75,000
          Robert Stevens                                140,000
          Henry A. McLarty                               80,000
          Robert Thompson                                65,000
          Jeffrey Leiner                                 65,000
          Anthony Cerniglia                              50,000
          Robert Pittenger                               10,000
          William R. Smith                               50,000
          Fred Sharp                                     25,000
(1) The options issued to the Company's officers and directors are exercisable at a price of $3.25 per share and expire on September 30, 1999.
         In addition to the foregoing, and separate and apart
from any of the
Company's Stock Option Plans, the Company has granted options to the following officers upon the terms set forth below. These options were granted as part of employment contracts between the Company and these officers. The shares issuable upon the exercise of these options are also being offered to the public by means of this Prospectus.
                             Shares
Expiration
                               Subject to     Exercise
Date
of
         Option Holder           Option        Price
Option

         Melvin Leiner           20,000         $2.75
9/30/99
         Donald M. Marks         20,000         $2.75
9/30/99
         James J. Caprio         20,000         $2.75
9/30/99
         Darren M. Marks         20,000         $2.75
9/30/99

         Shares issuable upon the exercise of options granted to the Company's officers and directors pursuant to the Plans, shares issued or issuable pursuant to the Stock Bonus Plan, as well as the shares issuable upon the exercise of the employment contract options, are being offered by means of this Prospectus. The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by means of this Prospectus.
                                                        Number of
                                                        Shares to
                     Number of      Number of Shares   be
  Beneficially Name of           Shares
Being
  Offered     owned on Com-
Percent
  Selling           Beneficially   Option     Bonus    pletion of
                                the
of
Shareholder            Owned      Shares(1) Shares(2)     Offering
Class

Melvin Leiner         597,579       40,000   140,231       457,348
8.7%
Donald M. Marks       607,625       40,000   139,613       468,012
8.9%
James J. Caprio       636,506       40,000   168,380       468,126
8.9%
Darren M. Marks       576,934       40,000   134,732       442,202
8.5%
Kenneth J.P. Zubay    161,452       10,000   150,000        11,452
*
Bruce S. Schames       76,500            -    75,000         1,500
*
Robert Stevens        140,000            -   140,000             -
-
Henry A. McLarty       80,000            -    80,000             -
-
Robert Thompson        65,000            -    65,000             -
-
Jeffrey Leiner         66,500            -    65,000         1,500
*
Anthony Cerniglia      50,000            -    50,000             -
-
Robert Pittenger       10,000            -    10,000             -
-
William R. Smith       50,000            -    50,000             -
-
Fred Sharp             25,000            -    25,000             -
-

* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans and the employment contracts with certain officers.

(2) Represents shares received as a stock bonus.

         To allow the Selling Shareholders to sell their Shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time in the overthecounter market or in privately negotiated transactions.
                        PLAN OF DISTRIBUTION
         The Selling Shareholders may sell the Shares offered by this Prospec tus from time to time in negotiated transactions in the over the counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).
      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.
         The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling
Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 10b6 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.
         Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principal marketmakers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".
                     DESCRIPTION OF COMMON STOCK
         The shares of Common Stock offered by this Prospectus are fully paid and non-assessable. Holders of the Common Stock do not have preemptive rights. Each stockholder is entitled to one vote for each share of Common stock held of record by such stockholder.
There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor.
                               GENERAL
         The Company's Bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.
         No dealer, salesman, or any other person has been

authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or

representations must not be relied upon as having been authorized by the Company or the selling shareholders.  This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy,

the securities offered in any

jurisdiction to any person to whom it is unlawful to make an offer or solicication.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances,

create an implication that there has not been any change in the affairs of the Company since the date hereof or that any

information contained herein is correct as to any time

subsequent to its date.

         All dealers effecting transactions in the registered


securities, whether or not participating in this distribution,


may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or


subscriptions.